Exhibit 99.1

Fabrinet Announces First Quarter Fiscal-Year 2017 Financial Results

BANGKOK, Thailand – November 7, 2016 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the first fiscal quarter ended September 30, 2016.

Tom Mitchell, Chief Executive Officer of Fabrinet, said: “We are off to a strong start in fiscal 2017 with first quarter revenue that exceeded our expectations and grew more than 50% from a year ago. We are benefiting from positive trends in the optical industry, including increasing activity from new and existing customer programs. We believe we are in a strong position to serve industry demand with new capacity from the first building at our new campus in Chonburi, Thailand, and our growing new product introduction (NPI) operation in Santa Clara. Our recent acquisition of Exception EMS, U.K. extends our NPI capabilities while diversifying our customer base. With continued momentum, we are optimistic we can again deliver strong growth in the second quarter, as reflected in our business outlook.”

First Quarter Fiscal-Year 2017 Financial Highlights

GAAP Results

•	Revenue for the first quarter of fiscal year 2017, which was a 14-week quarter, was $332.0 million, an increase of 53% compared to revenue of $216.4 million for the comparable period in fiscal year 2016, which was a 13-week quarter.

•	GAAP net income for the first quarter of fiscal year 2017 was $22.8 million, compared to GAAP net income of $1.6 million in the first quarter of fiscal year 2016, which was impacted by a $(10.9) million unrealized foreign exchange loss for the mark-to-market adjustment of forward contracts.

•	GAAP net income per diluted share for the first quarter of fiscal year 2017 was $0.61, compared to GAAP net income per diluted share of $0.04 in the first quarter of fiscal year 2016.

Non-GAAP Results

•	Non-GAAP net income in the first quarter of fiscal 2017 was $29.7 million, an increase of 83% compared to non-GAAP net income of $16.2 million in the same period a year ago.

•	Non-GAAP net income per diluted share in the first quarter of fiscal 2017 was $0.80, an increase from non-GAAP net income per diluted share of $0.45 in the same period a year ago.

Business Outlook

Based on information available as of November 7, 2016, Fabrinet is issuing guidance for the second quarter of fiscal-year 2017 ending December 30, 2016, as follows:

•	Fabrinet expects revenue for the second quarter, which is a 13-week quarter, to be in the range of $332 million to $336 million.

•	GAAP net income per diluted share is expected to be in the range of $0.65 to $0.67, based on approximately 37.8 million fully diluted shares outstanding.

•	Non-GAAP net income per diluted share is expected to be in the range of $0.78 to $0.80, based on approximately 37.8 million fully diluted shares outstanding.

Conference Call Information

What:	Fabrinet First Quarter Fiscal-Year 2017 Financial Results Conference Call
When:	Monday, November 7, 2016
Time:	5:00 p.m. ET
Live Call:	(888) 357-3694, domestic

(253) 237-1137, international

Passcode: 1372730

Replay:	(855) 859-2056, domestic

(404) 537-3406, international

Passcode: 1372730

Webcast:	http://investor.fabrinet.com (live and replay)

This press release and any other information related to the call also will be posted on Fabrinet’s website at http://investor.fabrinet.com. A recorded version of this webcast will be available approximately two hours after the call and will be archived on Fabrinet’s website for a period of one year.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China and the United Kingdom. For more information visit: www.fabrinet.com.

Forward-Looking Statements

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectation that we will continue to achieve profitable growth and scale our business, as well as all of the statements under the “Business Outlook” section regarding our expected revenue and GAAP and non-GAAP net income per share for the second quarter of fiscal-year 2017. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: less customer demand for our products and services than forecasted; less growth in the optical communications, industrial lasers and sensors markets than we forecast; difficulties expanding into additional markets, such as the semiconductor processing, biotechnology, metrology and materials processing markets; increased competition in the optical manufacturing services markets; difficulties in delivering products and services that compete effectively from a price and performance perspective; our reliance on a small number of customers and suppliers; difficulties in managing our operating costs; difficulties in managing and operating our business across multiple countries (including Thailand, the People’s Republic of China, the U.S. and the U.K.); and other important factors as described in reports and documents we file from time to time with the Securities and Exchange Commission (SEC), including the factors described under the section captioned “Risk Factors” in our Annual Report on Form 10-K, filed on August 17, 2016. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company’s ongoing operational performance. Non-GAAP net income excludes share-based compensation expenses, executive separation costs, investigation costs, income related to flooding, expenses related to reduction in workforce, amortization of debt issuance costs, unrealized gain or loss on foreign currency, business combination expenses and one time cost resulting from a non-recurring warranty charge. We have excluded these items in order to enhance investors’ understanding of our underlying operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

SOURCE: Fabrinet

Investor Contact:

Garo Toomajanian

ir@fabrinet.com

FABRINET

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars, except share data)	September 30, 2016	June 24, 2016
Assets
Current assets
Cash and cash equivalents	$105,860	$142,804
Marketable securities	147,702	141,709
Trade accounts receivable, net	212,684	196,145
Inventory, net	205,484	181,499
Deferred tax assets	—	1,358
Prepaid expenses	3,511	3,114
Other current assets	5,210	6,662

Total current assets	680,451	673,291

Non-current assets
Restricted cash in connection with business acquisition	3,379	—
Property, plant and equipment, net	205,845	178,410
Intangibles, net	5,091	499
Goodwill	2,994	—
Deferred tax assets	2,503	1,806
Deferred debt issuance costs on revolving loan and other non-current assets	1,040	1,851

Total non-current assets	220,852	182,566

Total Assets	$901,303	$855,857

Liabilities and Shareholders’ Equity
Current liabilities
Bank borrowings, net of unamortized debt issuance costs	$37,516	$24,307
Trade accounts payable	179,741	172,052
Fixed assets payable	19,694	20,628
Capital lease liability, current portion	122	—
Income tax payable	3,077	2,010
Accrued payroll, bonus and related expenses	12,417	12,300
Accrued expenses	6,462	8,072
Other payables	10,214	16,356

Total current liabilities	269,243	255,725

Non-current liabilities
Long-term loan from bank, non-current portion, net of unamortized debt issuance costs	32,759	36,100
Deferred tax liability	—	854
Capital lease liability, non-current portion	1,556	—
Deferred liability in connection with business acquisition	3,379	—
Severance liabilities	7,154	6,684
Other non-current liabilities	2,179	2,075

Total non-current liabilities	47,027	45,713

Total Liabilities	316,270	301,438

Commitments and contingencies
Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of September 30, 2016 and June 24, 2016)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 36,700,468 shares and 36,156,446 shares issued and outstanding as of September 30, 2016 and June 24, 2016, respectively)	367	362
Additional paid-in capital	109,772	102,325
Accumulated other comprehensive income	987	591
Retained earnings	473,907	451,141

Total Shareholders’ Equity	585,033	554,419

Total Liabilities and Shareholders’ Equity	$901,303	$855,857

FABRINET

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

	Three Months Ended
(in thousands of U.S. dollars, except per share amounts)	September 30, 2016	September 25, 2015
Revenues	$332,043	$216,433
Cost of revenues	(292,435)	(190,422)

Gross profit	39,608	26,011
Selling, general and administrative expenses	(15,832)	(11,900)
Other expense related to flooding	—	(864)

Operating income	23,776	13,247
Interest income	437	442
Interest expense	(1,322)	(402)
Foreign exchange gain (loss), net	1,657	(10,492)
Other income	143	103

Income before income taxes	24,691	2,898
Income tax expense	(1,925)	(1,295)

Net income	22,766	1,603

Other comprehensive income, net of tax:
Change in net unrealized (loss) gains on marketable securities	(187)	87
Change in net unrealized loss on derivative instruments	(158)	—
Change in foreign exchange currency translation adjustment	741	—

Total other comprehensive income, net of tax	396	87

Net comprehensive income	$23,162	$1,690

Earnings per share
Basic	$0.63	$0.05
Diluted	$0.61	$0.04
Weighted-average number of ordinary shares outstanding (thousands of shares)
Basic	36,404	35,579
Diluted	37,330	36,315

FABRINET

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
(in thousands of U.S. dollars)	September 30, 2016	September 25, 2015
Cash flows from operating activities
Net income for the period	$22,766	$1,603
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,113	4,063
Gain on disposal of property, plant and equipment	(40)	(26)
Loss from sales and maturities of available-for-sale securities	100	92
Amortization of investment premium	166	298
Amortization of deferred debt issuance costs	908	171
Allowance for doubtful accounts (reversal of)	3	(4)
Unrealized (gain) loss on exchange rate and fair value of derivative instruments	(1,913)	10,855
Share-based compensation	5,611	2,673
Deferred income tax	311	157
Other non-cash expenses	453	386
(Reversal of) inventory obsolescence	(62)	150
Loss from written-off inventory due to flood loss	—	233
Changes in operating assets and liabilities
Trade accounts receivable	(11,876)	(4,948)
Inventory	(21,290)	(13,150)
Other current assets and non-current assets	3,285	(668)
Trade accounts payable	3,103	3,053
Income tax payable	1,035	707
Other current liabilities and non-current liabilities	(8,675)	(1,106)

Net cash (used in) provided by operating activities	(1,002)	4,539

Cash flows from investing activities
Purchase of marketable securities	(32,737)	(38,773)
Proceeds from sales of marketable securities	13,061	16,687
Proceeds from maturities of marketable securities	13,230	12,528
Payments in connection with business acquisition, net of cash acquired	(9,664)	—
Restricted cash in connection with business acquisition	(3,379)	—
Purchase of property, plant and equipment	(27,090)	(8,452)
Purchase of intangibles	(178)	(68)
Deposits for land purchase	—	(2,352)
Proceeds from disposal of property, plant and equipment	107	28

Net cash used in investing activities	(46,650)	(20,402)

Cash flows from financing activities
Payment of debt issuance costs	—	(353)
Proceeds from revolving loans	13,500	—
Repayment of long-term loans from bank	(4,900)	(1,500)
Proceeds from issuance of ordinary shares under employee share option plans	2,708	1,547
Withholding tax related to net share settlement of restricted share units	(867)	(878)

Net cash provided by (used in) financing activities	10,441	(1,184)

Net decrease in cash and cash equivalents	(37,211)	(17,047)

Movement in cash and cash equivalents
Cash and cash equivalents at beginning of period	142,804	112,978
Decrease in cash and cash equivalents	(37,211)	(17,047)
Effect of exchange rate on cash and cash equivalents	267	(466)

Cash and cash equivalents at end of period	$105,860	$95,465

Non-cash investing and financing activities
Construction and equipment-related payables	$19,694	$5,123

FABRINET

Reconciliation of GAAP measures to non-GAAP measures

(in thousands of U.S. dollars, except per share data)	Three Months Ended
	September 30, 2016		September 25, 2015
	Net income	Diluted EPS	Net income	Diluted EPS
GAAP measures	22,766	0.61	1,603	0.04
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	1,014	0.03	537	0.01

Total related to gross profit	1,014	0.03	537	0.01

Related to selling, general and administrative expenses:
Share-based compensation expenses	4,598	0.12	2,136	0.06
Executive separation cost	577	0.02	—	—
Business combination expenses	1,411	0.04	—	—

Total related to selling, general and administrative expenses	6,586	0.18	2,136	0.06

Related to other incomes and other expenses:
Expenses related to flooding	—	—	864	0.02
Amortization of debt issuance costs	1,063	0.03	171	0.01
(Gain)/loss on foreign currency	(1,713)	(0.05)	10,897	0.30

Total related to other incomes and other expenses	(650)	(0.02)	11,932	0.33

Total related to net income & EPS	6,950	0.19	14,605	0.40

Non-GAAP measures	29,716	0.80	16,208	0.45

Shares used in computing diluted net income per share
GAAP diluted shares		37,330		36,315
Non-GAAP diluted shares		37,330		36,315

Fabrinet Guidance for Quarter Ending December 30, 2016

Items reconciling GAAP EPS to non-GAAP EPS:

Diluted EPS
GAAP net income per diluted share:	$0.65 to $0.67
Related to cost of revenues:
Share-based compensation expenses	0.03

Related to selling, general and administrative expenses:
Share-based compensation expenses	0.09

Related to other incomes and other expenses:
Amortization of debt issuance costs	0.01

Total related to net income & EPS	0.13

Non-GAAP net income per diluted share	$0.78 to $0.80